Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Ken Dennard / Natalie Hairston
Dennard Lascar Investor Relations
POWL@dennardlascar.com
713-529-6600

POWELL INDUSTRIES ANNOUNCES BRETT A. COPE
TO ASSUME ROLE OF CHAIRMAN OF THE BOARD

THOMAS W. POWELL TO ASSUME ROLE OF CHAIRMAN EMERITUS

HOUSTON - September 23, 2019 - Powell Industries, Inc. (the “Company”) (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that Thomas W. Powell elected to step down as Chairman of the Board as of September 16, 2019 in furtherance of the Company’s continued long-term succession planning efforts. In recognition of Mr. Powell’s longstanding service and contributions, the Board designated Mr. Powell as Chairman Emeritus of the Board. Mr. Powell intends to continue actively serving as a director on the Board. The Company also announced today that, in connection with Mr. Powell’s transition to Chairman Emeritus, the Board elected Brett A. Cope as its new Chairman of the Board as of September 16, 2019.
“It has been my great pleasure to serve as Chairman of the Board for the past 35 years,” said Mr. Powell. “Consistent with the Company’s succession plans, I look forward to my continued active involvement as a member of the Board in all Board-related activities and to maintaining my alignment with stockholder interests. I am also excited for Brett’s election as Chairman of the Board. Brett has more than 29 years of industry experience, and the Company has realized great success and growth since his appointment as Chief Executive Officer. I am confident that his leadership in the combined role of Chairman of the Board and Chief Executive Officer will continue to have a positive impact on the Company’s progress.”

Mr. Cope noted, “We are thankful for Tom’s dedicated and loyal service which dates to his start with the Company in 1964. He has made immeasurable contributions to the success of the Company in so many ways. We will continue to rely on his experience and vision as Chairman Emeritus and as an active member of the Board. In addition, I am privileged and honored to step into the role of Chairman of the Board. I look forward to working with Tom, our presiding independent director, Dick Williams, and the rest of the Board in furthering Powell’s continued growth and success.”
Mr. Powell has served as the Company’s Chairman of the Board since 1984. During that time, Mr. Powell served as both the Chairman of the Board and the Company’s President and Chief Executive Officer from 1984 through September 30, 2008 and again from September 14, 2011 through August 20, 2012, and from December 24, 2015 through October 1, 2016.
Mr. Cope has served as the Company’s Chief Executive Officer since October 1, 2016, and as a member of the Board since September 27, 2016. Mr. Cope joined the Company in December 2010 as Vice President of Sales and Marketing and previously served as Senior Vice President and Chief Operating Officer from December 2015 until his appointment as Chief Executive Officer in October 2016.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.  For more information, please visit powellind.com.

Any forward-looking statements, including those related to the pending appointment of a new Chief Executive Officer and President, in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
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